CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on form N-1A of our report dated April 16, 2012, relating to the financial statements and financial highlights which appear in the February 29, 2012 Annual Report to Shareholders of the Empire Builder Tax Free Bond Fund (the predecessor fund to the Neuberger Berman New York Municipal Income Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
December 28, 2012